						Nicor Gas Company
						Form 10-Q
						Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three	Twelve
	months ended	months ended
	June 30,	June 30,	Year Ended December 31
	2007	2007	2006	2005	2004	2003	2002

Earnings available to cover fixed charges:

Net income	$4,799	$63,366	$58,656	$53,476	$62,106	$83,000	$109,139

Add: Income tax expense	2,348	31,384	27,814	26,128	33,108	48,035	64,325

Fixed charges	9,498	45,955	45,041	43,203	37,555	37,047	36,711

Allowance for funds
used during construction and other	(138)	(309)	(614)	(1,038)	(363)	(220)	(395)

	$16,507	$140,396	$130,897	$121,769	$132,406	$167,862	$209,780

Fixed charges:

Interest on debt	$7,915	$36,992	$37,665	$36,487	$35,606	$33,934	$33,037

Other interest charges and
amortization of debt discount,
premium, and expense, net	1,583	8,963	7,376	6,716	1,949	3,113	3,674

	$9,498	$45,955	$45,041	$43,203	$37,555	$37,047	$36,711

Ratio of earnings to fixed charges	1.74	3.06	2.91	2.82	3.53	4.53	5.71